Exhibit 99.1

Civista Bancshares, Inc. Announces First Quarter 2023 Financial Results

Sandusky, Ohio, April 28, 2023 /PRNewswire/ – Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three months ending March 31, 2023.

First quarter highlights

•	Net income of $12.9 million, or $0.82 per diluted share, for the first quarter of 2023, compared to $8.5 million, or $0.57 per diluted share, for the first quarter of 2022.

•	Low cost of deposits of 49 basis points and total funding costs of 114 basis points for the quarter.

•	Based on the March 31, 2023 market close share price of $16.88, the $0.14 first quarter dividend is equivalent to an annualized yield of 3.32% and a dividend payout ratio of 17.07%.

•	On January 1, 2023, Civista adopted ASC 326 (“CECL”) which resulted in an adjustment to the reserve of approximately $4.3 million and an additional $3.4 million reserve for unfunded commitments.

“With all the turmoil in the industry, strong core deposit franchises like Civista, matter again. Our deposit base is well diversified, with no concentrations and approximately 83 percent of our deposits are insured. It’s these core deposits that drive our better than peer net interest margin and strong profitability. Our net interest margin for the quarter was 4.11% and our ROAA was 1.47%.” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month period ended March 31, 2023 and 2022

Net interest income increased $9.7 million, or 42.2%, for the first quarter of 2023 compared to the same period of 2022, due to an increase in interest income partially offset by an increase in interest expense. Noninterest income also increased due primarily to the addition of lease revenue and residual income related to the acquisition of VFG.

Net interest margin increased 73 basis points to 4.11% for the first quarter of 2023, compared to 3.38% for the same period a year ago.

Interest income increased by $16.9 million, or 68.4%, for the first quarter of 2023, compared to the same period last year. The increase in interest income was driven by an increase of $397.3 million in average earning assets and to a 159-basis point increase in yield on average earning assets. The increase in average earning assets and the increase in yield contributed to the increase in interest income by $7.4 million and $9.5 million, respectively.

Interest expense increased $7.2 million, or 415.5%, for the first quarter of 2023, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 126 basis points, while average interest-bearing liabilities increased $379.3 million. Interest expense increased $4.4 million due to the increase in average liabilities and increased $2.8 million due to the increase in cost of liabilities.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended March 31,
	2023			2022
	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Assets:
Interest-earning assets:
Loans **	$2,548,518	$36,398	5.79%	$2,006,984	$21,038	4.25%
Taxable securities	374,851	2,834	2.77%	314,493	1,720	2.20%
Non-taxable securities	281,136	2,262	3.81%	260,866	1,789	3.67%
Interest-bearing deposits in other banks	7,397	45	2.47%	232,246	119	0.21%

Total interest-earning assets	$3,211,902	41,539	5.22%	$2,814,589	24,666	3.63%

Noninterest-earning assets:
Cash and due from financial institutions	54,136			223,353
Premises and equipment, net	62,776			22,320
Accrued interest receivable	10,655			7,157
Intangible assets	135,554			84,374
Bank owned life insurance	53,630			46,726
Other assets	61,292			37,346
Less allowance for loan losses	(30,454)			(26,775)

Total Assets	$3,559,491			$3,209,090

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,384,070	$1,084	0.32%	$1,383,372	$234	0.07%
Time	308,400	2,148	2.82%	240,612	471	0.79%
Short-term FHLB advances	372,226	4,258	4.64%	—	—	0.00%
Long-term FHLB advances	3,442	19	2.24%	75,000	190	1.03%
Other borrowings	14,817	257	7.04%	358	—	0.00%
Subordinated debentures	103,814	1,169	4.57%	103,713	836	3.27%
Repurchase agreements	20,823	3	0.06%	25,228	3	0.05%

Total interest-bearing liabilities	$2,207,592	8,938	1.64%	$1,828,283	1,734	0.38%

Noninterest-bearing deposits	961,886			933,654
Other liabilities	48,854			99,851
Shareholders’ equity	341,159			347,302

Total Liabilities and Shareholders’ Equity	$3,559,491			$3,209,090

Net interest income and interest rate spread		$32,601	3.58%		$22,932	3.25%
Net interest margin			4.11%			3.38%

*

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $601 thousand and $467 thousand for the periods ended March 31, 2023 and 2022, respectively.

**	Average balance includes nonaccrual loans
***

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $63.2 million in 2023 and by unrealized gains of $7.6 million in 2022. These adjustments were also made when calculating the yield on earning assets and the margin.

On January 1, 2023, Civista adopted CECL, which resulted in an adjustment to the reserve of approximately $4.3 million and an additional $3.4 million reserve for unfunded commitments. Provision for credit losses for the first quarter of 2023 was $620 thousand compared to $300 thousand for the first quarter of 2022. The reserve ratio increased to 1.33% as of March 31, 2023 from 1.12% at December 31, 2022. Provision for unfunded commitments for the first quarter of 2023 was $201 thousand. There was no provision for unfunded commitments in the first quarter of 2022..

For the first quarter of 2023, noninterest income totaled $11.1 million, a decrease of $3.4 million, or 44.8%, compared to the prior year’s first quarter.

Noninterest income

(unaudited - dollars in thousands)

	Three months ended March 31,
	2023	2022	$ change	% change
Service charges	$1,773	$1,579	$194	12.3%
Net loss on sale of securities	—	—	—	0.0%
Net gain (loss) on equity securities	(68)	50	(118)	-236.0%
Net gain on sale of loans	631	936	(305)	-32.6%
ATM/Interchange fees	1,353	1,241	112	9.0%
Wealth management fees	1,193	1,277	(84)	-6.6%
Bank owned life insurance	253	244	9	3.7%
Lease revenue and residual income	2,046	—	2,046	0.0%
Tax refund processing fees	1,900	1,900	—	0.0%
Swap fees	61	—	61	0.0%
Other	1,926	416	1,510	363.0%

Total noninterest income	$11,068	$7,643	$3,425	44.8%

Service charges increased due to a $105 thousand increase in service charges on deposit accounts and a $89 thousand increase in overdraft fees.

Net gain on sale of loans decreased primarily due to a decrease in volume of loans sold. During the three-months ended March 31, 2023, 63 loans were sold, totaling $9.2 million. During the three-months ended March 31, 2022, 208 loans were sold, totaling $38.2 million.

Lease revenue and residual income increased $2.0 million due to the acquisition of VFG.

Other income increased as result of a $1.5 million fee collected associated with the renewal of the company’s contract with MasterCard.

For the first quarter of 2023, noninterest expense totaled $27.6 million, an increase of $7.4 million, or 36.4%, compared to the prior year’s first quarter.

Noninterest expense

(unaudited - dollars in thousands)

	Three months ended March 31,
	2023	2022	$ change	% change
Compensation expense	$15,105	$12,223	$2,882	23.6%
Net occupancy and equipment	4,120	1,645	2,475	150.5%
Contracted data processing	520	620	(100)	-16.1%
Taxes and assessments	774	794	(20)	-2.5%
Professional services	1,555	1,049	506	48.2%
Amortization of intangible assets	398	217	181	83.4%
ATM/Interchange expense	580	513	67	13.1%
Marketing	505	317	188	59.3%
Software maintenance expense	878	708	170	24.0%
Other	3,198	2,172	1,026	47.2%

Total noninterest expense	$27,633	$20,258	$7,375	36.4%

Compensation expense increased primarily due to the acquisition of Comunibanc Corp and VFG. The quarter-to-date average full time equivalent (FTE) employees were 532.4 at March 31, 2023, an increase of 88.9 FTEs over the same period in 2022.

The increase in occupancy and equipment expense is due to increases related to the acquisition of Comunibanc Corp and the opening of a new branch in Ohio. Additionally, Equipment expense increased $2.0 million due to increases in equipment depreciation related to the acquisition of VFG.

Contracted data processing fees decreased due to merger-related system deconversion fees paid in the first quarter of 2022.

Professional services increased due to acquisition advisory costs of $115 thousand, advisory fees for the company’s MasterCard contract of $400 thousand and consulting fees related to CECL implementation of $29 thousand.

The increase in amortization of intangible assets is related to the merger with Comunibanc Corp.

Marketing expense increased due to a general increase in marketing and increase marketing efforts in newly acquired markets.

The increase in Software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The increase in other operating expense is primarily due to increases in promotional expenses of $274 thousand, bad check losses of $115 thousand, ATM/ACH losses of $217 thousand and a provision for credit losses on unfunded commitments of $201 thousand.

The efficiency ratio was 62.4% for the quarter ended March 31, 2023 compared to 65.2% for the quarter ended March 31, 2022. The change in the efficiency ratio is primarily due to an increase in noninterest expense offset by an increase in net interest income.

Civista’s effective income tax rate for the first quarter 2023 was 16.4% compared to 15.5% in 2022.

Balance Sheet

Total assets increased $49.3 million, or 1.4%, from December 31, 2022 to March 31, 2023, primarily due to an increase in the loan portfolio of $33.4 million, or 1.3%. Additionally, the securities portfolio increased by $14.0 million, and cash increased $ 9.4 million.

End of period loan balances

(unaudited - dollars in thousands)

	March 31, 2023	December 31, 2022	$ Change	% Change
Commercial and Agriculture	$271,160	$278,595	$(7,435)	-2.7%
Commercial Real Estate:
Owner Occupied	375,825	371,147	4,678	1.3%
Non-owner Occupied	1,043,635	1,018,736	24,899	2.4%
Residential Real Estate	560,978	552,781	8,197	1.5%
Real Estate Construction	247,253	243,127	4,126	1.7%
Farm Real Estate	24,040	24,708	(668)	-2.7%
Lease financing receivable	37,570	36,797	773	2.1%
Consumer and Other	19,605	20,775	(1,170)	-5.6%

Total Loans	$2,580,066	$2,546,666	$33,400	1.3%

Loan balances increased $33.4 million, or 1.3% in the first quarter. Commercial revolving line of credit balances have consistently been less than forty percent advanced. Commercial Real Estate continued to grow due to consistent demand in both the Non-owner Occupied and Owner-Occupied categories. Real Estate Construction grew slightly as new projects have started to draw with the spring construction season. Construction demand remains strong and construction availability continues to be near all-time highs. Residential Real Estate has grown slightly with new production in our CRA product, more home construction loans, and more ARM products in this higher rate environment.

Deposits

Total deposits increased $223.5 million, or 8.5%, from December 31, 2022 to March 31, 2023.

End of period deposit balances

(unaudited - dollars in thousands)

	March 31, 2023	December 31, 2022	$ Change	% Change
Noninterest-bearing demand	$938,967	$896,333	$42,634	4.8%
Interest-bearing demand	541,027	527,879	13,148	2.5%
Savings and money market	836,743	876,427	(39,684)	-4.5%
Time deposits	526,779	319,345	207,434	65.0%

Total Deposits	$2,843,516	$2,619,984	$223,532	8.5%

The increase in noninterest-bearing demand of $42.6 million was primarily due to a $82.0 million increase in balances related to the tax refund processing program, which is a seasonal increase. This seasonal increase was partially offset by a $37.7 million decrease in noninterest-bearing business accounts. Interest-bearing demand deposits increased due to a $15.8 million increase in public fund accounts. The decrease in savings and money market was primarily due to a $19.1 million decrease in personal money markets, a $14.5 million decrease in statement savings, and a $5.2 million decrease in business savings accounts. The increase in time certificates was primarily due to a $201.2 million increase in brokered time deposits.

FHLB overnight advances totaled $212.0 million on March 31, 2023, down from $393.7 million on December 31, 2022. FHLB term advances totaled $3.4 million on March 31, 2023, down from $3.6 million on December 31, 2022.

Stock Repurchase Program

So far in 2023, Civista has not repurchased any shares. We have approximately $6.1 million remaining of the current $13.5 million repurchase authorization, which will expire in May 2023. The Board has approved a replacement plan that will not take effect until May 2023. In January, Civista liquidated 5,620 shares held by employees, at $21.52 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity increased $12.9 million from December 31, 2022 to March 31, 2023, primarily due to an $8.1 million decrease in accumulated other comprehensive loss. Retained earnings increased $4.6 million.

Asset Quality

Civista recorded net charge-offs of $128 thousand for the three months of 2023 compared to net recoveries of $92 thousand for the same period of 2022. The allowance for credit losses to loans was 1.33% at March 31, 2023 and 1.12% at December 31, 2022.

Allowance for Credit Losses

(dollars in thousands)

	March 31, 2023	March 31, 2022
Beginning of period	$28,511	$26,641
CECL adoption adjustments	5,193	—
Charge-offs	(175)	(30)
Recoveries	47	122
Provision	620	300

End of period	$34,196	$27,033

Allowance for Unfunded Commitments

(dollars in thousands)

	March 31, 2023	March 31, 2022
Beginning of period	$—	$—
CECL adoption adjustments	3,386
Charge-offs	—	—
Recoveries	—	—
Provision	201	—

End of period	$3,587	$—

Non-performing assets at March 31, 2023 were $9.9 million, a 9.3% decrease from December 31, 2022. The non-performing assets to assets ratio decreased to 0.30% from 0.31% at December 31, 2022. The allowance for loan losses to non-performing loans increased to 313.58% from 261.45% at December 31, 2022.

Non-performing Assets

(dollars in thousands)

	March 31, 2023	December 31, 2022
Non-accrual loans	$6,980	$7,890
Restructured loans	2,880	3,015

Total non-performing loans	9,860	10,905
Other Real Estate Owned	26	—

Total non-performing assets	$9,886	$10,905

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the first quarter of 2023 at 1:00 p.m. ET on Thursday, April 28, 2023. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to join the Civista Bancshares, Inc. first quarter 2023 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2022, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc., is a $3.6 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its subsidiary, Vision Financial Group, Inc., centered in Pittsburgh, Pennsylvania. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended March 31,
	2023	2022
Interest income	$41,539	$24,666
Interest expense	8,938	1,734

Net interest income	32,601	22,932
Provision for credit losses	620	300

Net interest income after provision	31,981	22,632
Noninterest income	11,068	7,643
Noninterest expense	27,633	20,258

Income before taxes	15,416	10,017
Income tax expense	2,528	1,551

Net income	$12,888	$8,466
Dividends paid per common share	$0.14	$0.14
Earnings per common share, basic and diluted	$0.82	$0.57
Average shares outstanding, basic and diluted	15,732,092	14,853,287
Selected financial ratios:
Return on average assets (annualized)	1.47%	1.07%
Return on average equity (annualized)	15.32%	9.89%
Dividend payout ratio	17.07%	24.56%
Net interest margin (tax equivalent)	4.11%	3.38%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(unaudited)	(unaudited)
Cash and due from financial institutions	$52,723	$43,361
Investment in time deposits	1,721	1,477
Investment securities	629,829	617,592
Loans held for sale	1,465	683
Loans	2,580,066	2,546,666
Less: allowance for credit losses	(34,196)	(28,511)

Net loans	2,545,870	2,518,155
Other securities	35,383	33,585
Premises and equipment, net	61,895	64,018
Goodwill and other intangibles	135,808	136,454
Bank owned life insurance	53,796	53,543
Other assets	66,068	68,962

Total assets	$3,584,558	$3,537,830

Total deposits	$2,843,516	$2,619,984
Federal Home Loan Bank advances - short term	212,000	393,700
Federal Home Loan Bank advances - long term	3,361	3,578
Securities sold under agreements to repurchase	15,631	25,143
Subordinated debentures	103,841	103,799
Other borrowings	13,938	15,516
Securities purchased payable	—	1,338
Tax refunds in process	5,752	278
Accrued expenses and other liabilities	38,822	39,658
Total shareholders’ equity	347,697	334,836

Total liabilities and shareholders’ equity	$3,584,558	$3,537,830

Shares outstanding at period end	15,732,092	15,728,234
Book value per share	$22.10	$21.29
Equity to asset ratio	9.70%	9.46%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.33%	1.12%
Non-performing assets to total assets	0.28%	0.31%
Allowance for loan losses to non-performing loans	346.82%	261.45%
Non-performing asset analysis
Nonaccrual loans	$6,980	$7,890
Troubled debt restructurings	2,880	3,015
Other real estate owned	26	—

Total	$9,886	$10,905

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Assets
Cash and due from banks	$52,723	$43,361	$40,914	$233,281	$412,698
Investment in time deposits	1,721	1,477	1,479	1,236	1,728
Investment securities	629,829	617,592	604,074	531,978	553,499
Loans held for sale	1,465	683	3,491	4,167	4,794
Loans	2,580,066	2,546,666	2,328,614	2,064,221	2,018,188
Allowance for credit losses	(34,196)	(28,511)	(27,773)	(27,435)	(27,033)

Net Loans	2,545,870	2,518,155	2,300,841	2,036,786	1,991,155
Other securities	35,383	33,585	18,578	18,511	18,511
Premises and equipment, net	61,895	64,018	30,168	24,151	22,110
Goodwill and other intangibles	135,808	136,454	113,206	84,021	84,251
Bank owned life insurance	53,796	53,543	53,291	47,118	46,885
Other assets	66,068	68,962	75,677	57,850	48,726

Total Assets	$3,584,558	$3,537,830	$3,241,719	$3,039,099	$3,184,357

Liabilities
Total deposits	$2,843,516	$2,619,984	$2,708,253	$2,455,502	$2,615,137
Federal Home Loan Bank advances - short term	212,000	393,700	55,000	—	—
Federal Home Loan Bank advances - long term	3,361	3,578	6,723	75,000	75,000
Securities sold under agreement to repurchase	15,631	25,143	20,155	17,479	23,931
Subordinated debentures	103,841	103,799	103,778	103,737	103,704
Other borrowings	13,938	15,516	—	—	—
Securities purchased payable	—	1,338	2,611	15,025	1,876
Tax refunds in process	5,752	278	2,709	39,448	10,232
Accrued expenses and other liabilities	38,822	39,658	39,888	30,846	26,785

Total liabilities	3,236,861	3,202,994	2,939,117	2,737,037	2,856,665
Shareholders’ Equity
Common shares	310,412	310,182	299,515	278,240	277,919
Retained earnings	161,110	156,493	146,546	137,592	131,934
Treasury shares	(73,915)	(73,794)	(73,641)	(67,528)	(61,472)
Accumulated other comprehensive income(loss)	(49,910)	(58,045)	(69,818)	(46,242)	(20,689)

Total shareholders’ equity	347,697	334,836	302,602	302,062	327,692
Total Liabilities and Shareholders’ Equity	$3,584,558	$3,537,830	$3,241,719	$3,039,099	$3,184,357

Quarterly Average Balances
Assets:
Earning assets	$3,211,902	$3,099,501	$3,002,256	$2,866,362	$2,814,589
Securities	655,987	630,127	622,924	556,352	575,359
Loans	2,548,518	2,458,980	2,289,588	2,033,378	2,006,984
Liabilities and Shareholders’ Equity
Total deposits	$2,654,356	$2,649,755	$2,719,014	$2,524,971	$2,557,638
Interest-bearing deposits	1,692,470	1,710,019	1,738,015	1,630,084	1,623,984
Other interest-bearing liabilities	515,122	407,710	155,077	200,005	204,299
Total shareholders’ equity	341,159	299,509	305,134	313,272	347,302

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total interest and dividend income	$41,539	$37,990	$32,533	$26,064	$24,666
Total interest expense	8,938	5,425	2,094	1,796	1,734

Net interest income	32,601	32,565	30,439	24,268	22,932
Provision for loan losses	620	752	300	400	300
Noninterest income	11,068	10,064	5,734	5,635	7,643
Noninterest expense	27,633	27,301	22,555	20,379	20,258

Income before taxes	15,416	14,576	13,318	9,124	10,017
Income tax expense	2,528	2,428	2,206	1,423	1,551

Net income	$12,888	$12,148	$11,112	$7,701	$8,466

Per share data
Earnings per common share
Basic
Net income	$12,888	$12,148	$11,112	$7,701	$8,466
Less allocation of earnings and dividends to participating securities	453	432	52	39	32

Net income available to common shareholders - basic	$12,435	$11,716	$11,060	$7,662	$8,434
Weighted average common shares outstanding	15,732,092	15,717,439	15,394,898	14,615,154	14,909,192
Less average participating securities	552,882	559,596	71,604	74,286	55,905

Weighted average number of shares outstanding used to calculate basic earnings per share	15,179,210	15,157,843	15,323,294	14,540,868	14,853,287

Earnings per common share
Basic	$0.82	$0.77	$0.72	$0.53	$0.57
Diluted	0.82	0.77	0.72	0.53	0.57
Common shares dividend paid	$2,201	$2,202	$2,042	$2,091	$2,104
Dividends paid per common share	0.14	0.14	0.14	0.14	0.14

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	March 2023	December 2022	September 2022	June 2022	March 2022
Allowance for credit losses:
Beginning of period	$28,511	$27,773	$27,435	$27,033	$26,641
CECL adoption adjustments	5,193	—	—	—	—
Charge-offs	(175)	(58)	(74)	(60)	(30)
Recoveries	47	44	112	62	122
Provision	620	752	300	400	300

End of period	$34,196	$28,511	$27,773	$27,435	$27,033

Allowance for unfunded commitments:
Beginning of period	$—	$—	$—	$—	$—
CECL adoption adjustments	3,386	—	—	—	—
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provision	201	—	—	—	—

End of period	$3,587	$—	$—	$—	$—

Ratios
Allowance to total loans	1.33%	1.12%	1.19%	1.33%	1.34%
Allowance to nonperforming assets	345.91%	261.45%	476.24%	572.78%	501.50%
Allowance to nonperforming loans	345.82%	261.45%	476.24%	572.78%	501.50%
Nonperforming assets
Nonperforming loans	$9,860	$10,905	$5,832	$4,790	$5,390
Other real estate owned	26	—	—	—	—

Total nonperforming assets	$9,886	$10,905	$5,832	$4,790	$5,390
Capital and liquidity
Tier 1 leverage ratio	8.63%	8.92%	9.32%	9.87%	9.50%
Tier 1 risk-based capital ratio	10.80%	10.78%	11.62%	13.63%	14.02%
Total risk-based capital ratio	14.73%	14.52%	15.62%	18.24%	18.74%
Tangible common equity ratio (1)	6.14%	5.83%	6.05%	7.38%	7.85%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$347,697	$334,835	$302,602	$302,062	$327,692
Less: Goodwill and intangible assets	135,808	136,454	113,206	84,021	84,251

Tangible common equity (Non-GAAP)	$211,889	$198,381	$189,396	$218,041	$243,441
Total Shares Outstanding	15,732,092	15,728,234	15,235,545	14,537,433	14,797,232
Tangible book value per share	$13.47	$12.61	$12.43	$15.00	$16.45
Tangible Assets
Total Assets - GAAP	$3,587,118	$3,537,830	$3,241,719	$3,039,099	$3,184,357
Less: Goodwill and intangible assets	135,808	136,454	113,206	84,021	84,251

Tangible assets (Non-GAAP)	$3,451,310	$3,401,376	$3,128,513	$2,955,078	$3,100,106
Tangible common equity to tangible assets	6.14%	5.83%	6.05%	7.38%	7.85%